Exhibit 10.2

TO:	John Fallis, Vice President and General Manager, North American Highway Business Unit

DATE:	August 8, 2007

FROM:	Angelo Brisimitzakis, President and Chief Executive Officer

SUBJECT:	Internal Job Offer

This memo is confirmation of the employment offer to change your employment status (as requested by you) to part-time. Your new assignment will be to work on projects within the North America Highway business unit.  As a part-time employee you will be an “employee at will” for the full duration of your employment.

You will be regularly scheduled to work an average of 24 hours per week. This employment change will be effective April 1, 2008. It has been discussed that your employment is intended to last for two years (until April 1, 2010), however this is not a guarantee, and either party has the ability to terminate your employment at anytime after April 1, 2009. This internal offer memo is not intended to be an employment agreement between you and Compass Minerals.

Compensation and Benefits:

Base Salary

Annual Incentive Target

Long Term Incentive Plan

Equity Vesting

Benefits:

A.  Healthcare
B.  Life Insurance AD&D
C.  Short Term Disability
D.  Long Term Disability
E.  401(k)
F.  Profit Sharing
G.  Restoration Plan
H.  Vacation

Non-Compete Agreement
(Restrictive Covenant)
Current $258,000 50% Eligible Standard vesting Eligible for all listed benefits (A-H) All elements remain in full force	New $129,000 Not eligible Not eligible Same Eligible for all listed benefits (A-G) H. Vacation prorated. All elements remain in full force

Please confirm your acceptance with your signature and date.

Signature:                                                                                     Date: